Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Gregory J. Kreis, President & CEO
         Eugene Sunderhaft, Sr. VP & CFO
Telephone 315 343 4100

Oswego, New York February 22, 2002. Oswego County Bancorp, Inc. (the Company) the holding company for Oswego County Savings Bank (the Bank), announced that the Board of Directors at their regular meeting held on February 21st declared a stock split. The stock split covers shareholders of record on March 4, 2002 and the additional shares will be issued on or about March 19th 2002. Shareholders will receive two new shares of Oswego County Bancorp stock in addition to each share they own as of the record date.

Gregory J. Kreis, President and CEO of the Company stated that, "At December 31, 2001 there were 823,993 Company shares issued of which the Oswego County Mutual Holding Company (MHC) owned 471,750. With the stock split, commonly referred to as a three for one split, total shares will be increased to 2,471,979 with the MHC owning 1,415,250 and the minority shareholders owning 1,056,729. On the declaration date of February 21, 2002 the most recent trade was at $18.50 per share making a split value of $6.17 per share. The book value per share on December 31, 2001, was $19.20 which would equate to $6.40 per share on a post split basis."

Kreis went on to say that, "The Company is exploring the possibility of seeking listing on the Nasdaq small cap market and having at least one million publicly traded shares is a requirement for that listing. The Nasdaq small cap market would be a more efficient listing for our shareholders than the Over The Counter Bulletin Board where our Company stock is currently traded."

"The Company showed significant progress in 2001 with net earnings up 82.9% over 2000, and with asset growth up 19.4% at year end 2001 over year end 2000. The per share price has increased from the $10 per share initial offering price in July of 1999 to $18.50 for the last trade as of the close of business February 21, 2002. The dividend has increased steadily with the most recent dividend at twelve cents per share. The Board of Directors feels that all of these factors are positive for our shareholders," Kreis said.

The Bank was founded in 1870 and conducts business from its main office in Oswego, New York and five branches in Oswego, Fulton, Pulaski and North Syracuse, New York. The Company is a subsidiary of the Oswego County MHC, a federally chartered mutual holding company.


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